EXHIBIT 99

400 Chestnut Ridge Road Woodcliff Lake, NJ 07677 201-930-3300	N E W S R E L E A S E
CONTACT: Carol A. Cox, 201-930-3720	EMAIL: ccox@barrlabs.com
Barr Reports Second Quarter Fiscal 2006 GAAP Earnings of $0.88 Per Share; Adjusted Earnings of $0.85 Per Share
Strong Generic and Proprietary Sales Drive 26% Increase in Revenue and a 60% Increase in Net Earnings
Woodcliff Lake, NJ — February 7, 2006... Barr Pharmaceuticals, Inc. (NYSE: BRL) today reported net earnings of $94.9 million, or $0.88 per fully diluted share, for the second quarter of fiscal 2006, which ended December 31, 2005, up 60% compared to net earnings of $59.4 million, or $0.56 per fully diluted share, for the same period last year. Revenues for the current quarter totaled $326 million, up 26% compared to $257 million for the same period last year.
During the quarter, the Company recognized a net benefit of $9.5 million, or $0.06 per fully diluted share, primarily reflecting a partial reimbursement of the $63.2 million charge the Company recorded in the fourth quarter of fiscal 2005 when it announced the offer to acquire Mircette® and settle related litigation. Earnings were negatively impacted, however, by a non-cash amortization charge of $4.7 million, or $0.03 per fully diluted share, related to the write-up of inventory acquired from FEI Health, LLC in November 2005. Excluding these items, adjusted earnings per fully diluted share for the second quarter of fiscal 2006 would have been $0.85.
For the first six months of fiscal 2006, net earnings were $178.1 million, or $1.66 per fully diluted share, compared to $111.5 million, or $1.05 per fully diluted share, in the prior year period. Revenues for the first six months of fiscal 2006 totaled $636 million, up 27% compared to $502 million for the same period last year. Excluding the items described above, adjusted earnings per fully diluted share for the first six months of fiscal 2006 would have been $1.64.
A reconciliation of GAAP-based earnings per fully diluted share to adjusted earnings per fully diluted share is presented in the table at the end of this press release.
“Strong sales of both our generic and proprietary product portfolios, including the highest quarterly sales ever of our SEASONALE® extended-cycle oral contraceptive, and $36 million of alliance, development and other revenue drove the robust results for the quarter,” said Bruce L. Downey, Barr’s Chairman and CEO. “During the quarter, we continued to make significant investments in R&D to ensure a strong pipeline of products, and we complemented this investment with our acquisitions of the ParaGard® T 380A IUD and the Mircette® oral contraceptive. Both of these products are now being actively promoted by our sales team. We also increased our investment in marketing SEASONALE® through television and print advertising and began preparations for the anticipated launch of our Enjuvia™ hormone therapy product later this year.”

Revenues
Generic Product Sales
Sales of the Company’s generic products increased 9% to $209 million for the second quarter of fiscal 2006, compared to $192 million in the prior year period. For the first six months of fiscal 2006, total generic product sales increased 12% to $416 million, compared to $372 million for the prior year period. A discussion of the Company’s generic product sales for the second quarter of fiscal 2006 compared to the prior year period is presented below.
Oral Contraceptives
Sales of generic oral contraceptives declined 6% to $96 million for the second quarter of fiscal 2006, compared to $102 million in the prior year period. The Company currently markets 22 generic oral contraceptive products.
Other Generic Products
Sales of other generic products increased 27% to $113 million in the second quarter of fiscal 2006, compared to $89 million in the prior year period. The $24 million increase is primarily related to strong sales of the Company’s Desmopressin product that was launched in July 2005 and sales of its Didanosine product that was launched in December 2004, which offset lower sales of certain other products, including Claravis™ and Metformin 750 mg.
Proprietary Product Sales
Sales of the Company’s proprietary products increased 25% to $80 million in the second quarter of fiscal 2006, compared to $64 million in the prior year period. For the first six months of fiscal 2006, proprietary product sales increased to $140 million, compared to $127 million in the prior year period. The increase in proprietary sales for the quarter was driven primarily by higher sales of SEASONALE® and sales of ParaGard® which the Company acquired in November 2005. Sales of SEASONALE® increased over 40% to $29 million for the second quarter of fiscal 2006, compared to $21 million for the prior year period.
Alliance, Development and Other Revenue
During the second quarter of fiscal 2006, the Company reported alliance, development and other revenue of $36 million, compared to $1.6 million in the prior year period. For the first six months of fiscal 2006, alliance, development and other revenue totaled $80 million, compared to $3.1 million in the prior year period. The substantial increase for both the second quarter and the first six months of fiscal 2006 reflects the Company’s share of the profits earned on fexofenadine hydrochloride tablets, the generic version of Allegra® tablets, resulting from the Company’s agreement with Teva, as well as royalties and fees earned under its April 2005 agreements with Kos relating to the Niaspan® and Advicor® cholesterol lowering agents.
Stock-Based Compensation
Effective July 1, 2005, the Company began recording stock-based compensation as an expense on its income statement under SFAS 123 (R). Accordingly, results for the second quarter of fiscal 2006 included stock-based compensation expense of $7 million, or $0.04 per fully diluted share, the impact of which is recorded in cost of sales, SG&A and R&D. Results for the first six months of fiscal 2006 included stock-based compensation expense of $14 million, or $0.08 per fully diluted share. This new accounting guidance did not impact prior year expenses and earnings.
Margins
Margins on product sales for the second quarter and first six months of fiscal 2006 were 71%, compared to 70% in each of the prior year periods. Margins for the second quarter and first six months of fiscal 2006 were negatively impacted by a $4.7 million amortization charge related to the inventory write-up associated with the acquisition of the ParaGard® inventory from FEI Health, LLC and the stock-based compensation expenses recorded in cost of sales for the second quarter and first six months of fiscal 2006.
Update on R&D Activities
Investment in research and development totaled $31 million for the second quarter of fiscal 2006, the same as in the prior year period. R&D expenses for the second quarter of fiscal 2006 included increased clinical studies’ costs and stock-based compensation expense. These increases were offset by the reimbursement of $5 million for previously incurred costs under a third party development agreement. For the first six months of fiscal 2006, R&D totaled $66 million, compared to $60 million for the prior year period.
Generic Products
The Company has approximately 30 Abbreviated New Drug Applications, including tentatively approved applications, currently pending at the U.S. Food and Drug Administration (FDA) targeting branded pharmaceutical products with an estimated $10 billion in sales. During the second quarter of fiscal 2006, Barr received three generic product approvals.
Proprietary Products
The Company currently has several New Drug Applications pending at the FDA and several proprietary products in clinical development, one of which is in Phase III studies.
Selling, General and Administrative
SG&A expenses were $66 million during the second quarter of fiscal 2006, compared to $58 million in the prior year period. SG&A for the second quarter of fiscal 2006 includes a net benefit of $9.5 million related to the reimbursement described earlier. More than offsetting this benefit were: (1) higher sales and marketing costs related to the expansion of the Company’s sales force and higher marketing spending on SEASONALE® and Enjuvia™; (2) amortization costs associated with the acquisition of Mircette® and ParaGard®; (3) higher IT related costs; (4) higher legal spending; and (5) stock-based compensation expense. For the first six months of fiscal 2006, SG&A expenses totaled $135 million, up from $123 million for the prior year period.

Tax Rate
The Company’s effective tax rate for the quarter ended December 31, 2005 was 36.3%, as compared to 35.3% for the prior year period. The Company’s effective tax rate in the second quarter of last year was favorably impacted by the reinstatement of the R&D tax credit in 2004. For the first six months of fiscal 2006, the effective tax rate was 36.3%, the same as in the prior year period.
Balance Sheet and Cash Flows
The Company’s cash, cash equivalents and marketable securities totaled approximately $448 million at December 31, 2005. Cash flows from operations totaled $20 million for the second quarter of fiscal 2006 and $105 million for the first six months of fiscal 2006. Capital spending totaled $20 million during the quarter.
Financial Outlook
The Company expects its earnings per fully diluted share for the fiscal year ending June 30, 2006, adjusted for the items described earlier, to be in the range of approximately $3.00 — $3.15, including the impact of the Company’s Mircette® oral contraceptive and FEI Health, LLC acquisitions, which were completed in the second quarter of fiscal 2006. The Company’s adjusted guidance for fiscal 2006 excludes the impact of potential patent challenge outcomes or other business development activities that may be completed by June 30, 2006, as well as the potential impact resulting from the Company’s share repurchase program, which is authorized through December 31, 2006.
Conference Call/Webcast
Barr will host a conference call at 8:30 AM Eastern time on Tuesday, February 7, 2006 to discuss the results for the quarter and six months ended December 31, 2005. The number to call from within the United States is (866) 254-5940, and participants from outside the United States should call (651) 291-0278. A replay of the conference call will be available from 12:00 Noon Eastern time on February 7th through 11:59 PM Eastern time on February 9th, and can be accessed by dialing (800) 475-6701 in the United States or (320) 365-3844 Internationally and using the access code 816380.
The conference call will also be webcast live on the Internet. Investors and other interested parties may access the live webcast through the Investor Relations section, under Calendar of Events, on Barr’s website at www.barrlabs.com. Log on at least 15 minutes before the call begins to register and download or install any necessary audio software.
Barr Pharmaceuticals, Inc., a holding company that operates through its principal subsidiaries, Barr Laboratories, Inc. and Duramed Pharmaceuticals, Inc., is engaged in the development, manufacture and marketing of generic and proprietary pharmaceuticals.
Forward-Looking Statements
Except for the historical information contained herein, the statements made in this press release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of

1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements can be identified by their use of words such as “expects,” “plans,” “projects,” “will,” “may,” “anticipates,” “believes,” “should,” “intends,” “estimates” and other words of similar meaning. Because such statements inherently involve risks and uncertainties that cannot be predicted or quantified, actual results may differ materially from those expressed or implied by such forward-looking statements depending upon a number of factors affecting the Company’s business. These factors include, among others: the difficulty in predicting the timing and outcome of legal proceedings, including patent-related matters such as patent challenge settlements and patent infringement cases; the outcome of litigation arising from challenging the validity or non-infringement of patents covering our products; the difficulty of predicting the timing of FDA approvals; court and FDA decisions on exclusivity periods; the ability of competitors to extend exclusivity periods for their products; our ability to complete product development activities in the timeframes and for the costs we expect; market and customer acceptance and demand for our pharmaceutical products; our dependence on revenues from significant customers; reimbursement policies of third party payors; our dependence on revenues from significant products; the use of estimates in the preparation of our financial statements; the impact of competitive products and pricing on products, including the launch of authorized generics; the ability to launch new products in the timeframes we expect; the availability of raw materials; the availability of any product we purchase and sell as a distributor; the regulatory environment; our exposure to product liability and other lawsuits and contingencies; the increasing cost of insurance and the availability of product liability insurance coverage; our timely and successful completion of strategic initiatives, including integrating companies and products we acquire and implementing our new enterprise resource planning system; fluctuations in operating results, including the effects on such results from spending for research and development, sales and marketing activities and patent challenge activities; the inherent uncertainty associated with financial projections; changes in generally accepted accounting principles; and other risks detailed from time-to-time in our filings with the Securities and Exchange Commission, including in our Annual Report on Form 10-K for the fiscal year ended June 30, 2005.
The forward-looking statements contained in this press release speak only as of the date the statement was made. The Company undertakes no obligation (nor does it intend) to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required under applicable law.
[EDITOR’S ADVISORY: Barr Pharmaceuticals, Inc. news releases are available free of charge through PR Newswire’s News On-Call site at http://www.prnewswire.com/comp/089750.html. Barr news releases and corporate information are also available on Barr’s website (www.barrlabs.com). For complete indications, warnings and contraindications, contact Barr Laboratories’ Product Information Department at 1-800-Barr Lab. All trademarks referenced herein are the property of their respective owners.]
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Barr Pharmaceuticals, Inc. Selected Financial Data
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2005	2004	2005	2004
Revenues:
Product sales	$289,386	$255,793	$556,179	$498,792
Alliance, development and other revenue	36,131	1,576	79,777	3,085

Total revenues	325,517	257,369	635,956	501,877
Costs and expenses:
Cost of sales	83,732	78,059	163,794	147,697
Selling, general and administrative	66,114	58,385	134,686	122,715
Research and development	30,940	31,137	66,006	59,651

Earnings from operations	144,731	89,788	271,470	171,814
Interest income	4,429	2,197	8,904	3,977
Interest expense	68	484	147	1,064
Other income (expense)	(138)	278	(593)	268

Earnings before income taxes	148,954	91,779	279,634	174,995
Income tax expense	54,070	32,392	101,507	63,473

Net earnings	$94,884	$59,387	$178,127	$111,522

Earnings per common share — diluted:
Net earnings	$0.88	$0.56	$1.66	$1.05
Weighted average shares — assuming dilution	107,410	105,144	106,984	106,028

Stock-based compensation expense:
Cost of sales	$2,243	$—	$4,331	$—
Selling, general and administrative	3,421	—	6,627	—
Research and development	1,460	—	2,936	—

Total stock-based compensation expense	$7,124	$—	$13,894	$—

	As of	As of
Select Balance Sheet Data	12/31/05	06/30/05
Cash & cash equivalents	$30,010	$115,793
Marketable securities — Current and long-term	418,380	581,255
Accounts receivable, net	192,720	152,599
Other receivables	56,452	21,411
Inventories, net	144,038	137,638
Accounts payable & accrued liabilities	142,030	194,171
Working capital	711,797	780,386
Total assets	1,686,597	1,482,846
Total debt	16,982	20,939
Shareholders’ equity	1,493,078	1,233,970

	Six Months Ended
	December 31,
	2005	2004
Cash flow provided by operations	$104,756	$214,875
Capital expenditures	36,045	24,875

Barr Pharmaceuticals, Inc.
Reconciliation of EPS to Adjusted EPS
For the three and six months ended December 31, 2005 and 2004
(unaudited)

	Three Months Ended
	December 31,
	2005	2004
Earnings per common share — assuming dilution	$0.88	$0.56
After tax effect of:
Reimbursement related to Mircette settlement charge	(0.06)	—
Amortization expense related to inventory step-up	0.03	—

Earnings per common share — assuming dilution, net of charges	$0.85	$0.56

	Six Months Ended
	December 31,
	2005	2004
Earnings per common share — assuming dilution	$1.66	$1.05
After tax effect of:
Reimbursement related to Mircette settlement charge	(0.05)	—
Amortization expense related to inventory step-up	0.03	—

Earnings per common share — assuming dilution, net of charges	$1.64	$1.05

Reconciliation of Adjusted Earnings to GAAP Earnings
To supplement its consolidated financial statements presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”), the Company is providing this summary to reflect the adjusted earnings per share effect of certain unusual or infrequent charges or benefits that were taken or received in the quarter and six months ended and December 31, 2005. The Company believes that the adjusted earnings per share information presented above provides useful information to both management and investors concerning the approximate impact of the above items. The Company also believes that including the effect of these items in earnings per share allows management and investors to better compare the Company’s financial performance from period-to-period, and to better compare the Company’s financial performance with that of its competitors. The presentation of this additional information is not meant to be considered in isolation of, or as a substitute for, results prepared in accordance with GAAP.